(m)(2)(i)
AMENDED AND RESTATED SCHEDULE A
with respect to the
AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN
for
ING MUTUAL FUNDS
CLASS A SHARES

Maximum Combined Service and
Fund	Distribution Fees
(as a percentage of average daily net assets)
ING Asia-Pacific Real Estate Fund	0.25%
ING Disciplined International SmallCap Fund	0.25%
ING Diversified International Fund	0.25%
ING Emerging Countries Fund	0.35%
ING Emerging Markets Fixed Income Fund	0.25%
ING European Real Estate Fund	0.25%
ING Foreign Fund	0.25%
ING Global Bond Fund	0.25%
ING Global Equity Dividend Fund	0.25%
ING Global Value Choice Fund[1]	0.25%
ING Greater China Fund	0.25%
ING Index Plus International Equity Fund	0.25%
ING International Capital Appreciation Fund	0.25%
ING International Equity Dividend Fund	0.25%
ING International Real Estate Fund	0.25%
ING International SmallCap Fund	0.35%
ING International Value Choice Fund	0.25%
ING International Value Opportunities Fund	0.25%
Effective Date: October 15, 2007

[1]	ING Global Value Choice Fund Service Fee change effective January 2, 2008.